Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 15, 2007	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Fiscal 2007 EPS Increased 12% to $2.29; Forecasting Continuing Growth in Fiscal 2008

Eden Prairie, Minn., November 15, 2007 – MTS Systems Corporation (NASDAQ: MTSC) today reported fourth quarter earnings per diluted share of $0.64, an increase of 3 percent compared to earnings per diluted share of $0.62 for fourth quarter fiscal 2006. Fiscal year 2007 net income was $42.0 million, or $2.29 per diluted share, an increase of 7 percent and 12 percent, respectively, compared to net income of $39.3 million, or $2.04 per diluted share, for fiscal 2006.

“As expected, for the fifth consecutive year, MTS delivered earnings per share growth at a faster rate than revenue growth,” said Sidney W. Emery, Jr., Chairman and Chief Executive Officer. “Outstanding results by the Sensors segment, a lower tax rate and a reduced share count all contributed to the continuation of this performance in fiscal 2007. Test segment orders rebounded during the year, contributing to the Company’s 6 percent revenue growth and a 7 percent increase in opening backlog for fiscal 2008.”

Fourth quarter orders totaled $109.7 million, up a solid 9 percent over orders of $100.8 million in the comparable period in fiscal 2006, while revenue totaled $111.1 million versus $106.2 million in the fourth quarter of fiscal 2006, an increase of 5 percent.

“Based on a continuing strong outlook in the Sensors segment and the higher opening backlog in the Test segment, we expect fiscal 2008 revenue growth of approximately 6 percent, resulting in a full year projection of $440 million to $450 million, and earnings per share in the $2.43 to $2.53 range,” Emery said. “This outlook anticipates ongoing spending on our strategic priorities and our expectation of growing market share globally in both segments.”

Fourth Quarter Results

Fourth quarter reflected worldwide orders growth in the Sensors segment, increased custom orders in the Test segment in Asia, as well as an estimated $3.2 million favorable impact of currency translation. Backlog remained unchanged from the third quarter at $206 million.

Revenue in the fourth quarter was driven by growth in the Sensors segment and an estimated $3.3 million favorable impact of currency translation.

Gross profit in the fourth quarter was $47.4 million, compared to $45.3 million for fourth quarter fiscal 2006. This increase was primarily due to higher volume and increased operational efficiency in the Sensors segment, reduced warranty and performance-based compensation expense in the Test segment, and an estimated $0.8 million favorable impact of currency translation, partially offset by unfavorable product mix and additional custom project costs in the Test segment. The fourth quarter gross margin rate was 42.7 percent, flat compared to fiscal 2006.

MTS News Release

Income from operations for the quarter totaled $14.5 million, down slightly compared to income from operations of $14.7 million for fourth quarter fiscal 2006, as planned increases in sales, marketing, and R&D spending to support strategic initiatives more than offset the increase in gross profit for the quarter. There was no significant impact on income from operations from currency translation. Fourth quarter income before discontinued operations was $11.5 million, or $0.64 per diluted share, an increase of 4 percent compared to fourth quarter fiscal 2006 income before discontinued operations of $11.1 million, or $0.60 per diluted share. This increase was driven by reduced income tax expense resulting from the enactment of favorable tax legislation in the quarter.

Net income for the quarter totaled $11.5 million, a slight decrease compared to fourth quarter fiscal 2006 net income of $11.6 million. Fourth quarter diluted earnings per share of $0.64 increased approximately 3 percent compared to fourth quarter fiscal 2006 earnings per diluted share of $0.62. The increase was driven by higher income before discontinued operations and a $0.02 positive per share impact of reduced share count, partially offset by a $0.02 positive per share impact of income from discontinued operations in the fourth quarter of fiscal year 2006.

Cash, cash equivalents and short-term investments at the end of the fourth quarter totaled $121 million, compared to $104 million at the end of third quarter of fiscal year 2007. Cash flows from operations provided cash totaling $27.4 million in the quarter, primarily due to strong earnings and reduced working capital requirements. The Company purchased approximately 184,000 shares of common stock for $7.8 million in the quarter.

Full Year Results

Fiscal 2007 orders were $430.1 million, an increase of 14 percent compared to $376.9 million for fiscal 2006, primarily driven by Test segment orders in Asia and worldwide growth in the Sensors segment, as well as an estimated $9.1 million favorable impact of currency translation. Backlog increased 7 percent in the fiscal year, to $206 million from $192 million.

Fiscal 2007 revenue was $420.5 million, an increase of 6 percent compared to $396.8 million for fiscal 2007. This increase was driven by higher standard product and service business in the Test segment, continued growth in the Sensors segment across all geographies, and an estimated $11.6 million favorable impact of currency translation, partially offset by a decrease in custom business in the Test segment.

Gross profit for fiscal 2007 was $178.2 million, compared to $172.7 million for fiscal 2006. This increase was primarily due to higher volume in both segments, increased operating efficiency in the Sensors segment, and an estimated $3.4 million favorable impact of currency translation, partially offset by unplanned custom project costs and unfavorable product mix in the Test segment. The fiscal 2007 gross margin rate was 42.4 percent, a decrease of 1.1 percentage points compared to 43.5 percent for fiscal 2006. The decrease was primarily driven by unfavorable product mix and additional custom project costs in the Test segment, which was partially offset by operating efficiencies in the Sensors segment.

Fiscal 2007 income from operations was $55.5 million, down slightly compared to fiscal 2006, as planned increases in sales, marketing, and R&D spending to support strategic initiatives more than offset the increase in gross profit for the year and an estimated $1.0 million favorable impact of currency translation. Fiscal 2007 net income was $42.0 million, or $2.29 per diluted share, an increase of 7 percent compared to fiscal 2006 net income of $39.3 million, or $2.04 per diluted share. This increase was driven by reduced income tax expense of $3.7 million, resulting from the enactment of favorable tax legislation and research and development tax credits, as well as $0.7 million favorable net interest and an estimated $0.9 million favorable impact of currency translation, partially offset by $1.3 million unfavorable impact of foreign currency transaction losses.

Cash, cash equivalents and short-term investments at the end of the fiscal 2007 were $121 million, compared to $122 million at the end of fiscal year 2006. Cash flows from operations provided cash totaling $44.9 million during the year, primarily due to strong earnings, partially offset by increased working capital requirements. Over the full year, the Company invested $12.7 million in capital expenditures and purchased approximately 967,000 shares of common stock for $38.2 million.

MTS News Release

Segment Results

Test Segment:

Test segment orders were $87.5 million for fourth quarter fiscal 2007, an increase of 5 percent compared to orders of $83.2 million for fourth quarter fiscal 2006, reflecting an increase in Europe and Asia and an estimated $2.4 million favorable impact of currency translation. During the fourth quarter of fiscal 2007, the Company booked one large custom order of approximately $7 million, and cancelled one large custom order of approximately $10 million. Backlog decreased 1 percent in the quarter, from $196 million to $194 million. Fourth quarter revenue was $90.2 million, an increase of 1 percent compared to $89.5 million for fourth quarter fiscal 2006. The increase was primarily due to an estimated $2.4 million favorable impact of currency translation, partially offset by decreased custom project revenue.

Fourth quarter gross profit was $35.5 million, or 39.4 percent, compared to $36.3 million, or 40.6 percent, for fourth quarter fiscal 2006, primarily due to unfavorable product mix and additional custom project costs, partially offset by decreased warranty and performance based compensation expense and an estimated $0.4 million favorable impact of currency translation.

Income from operations for fourth quarter fiscal 2007 was $10.4 million, a decrease of 9 percent compared to income from operations of $11.4 million for fourth quarter fiscal 2006. This decrease was primarily due to lower gross profit and planned increases in sales, marketing, and R&D spending to support strategic initiatives. There was no significant impact on income from operations from currency translation.

Test segment orders for fiscal 2007 totaled $349.3 million, an increase of 12 percent compared to orders of $310.7 million for fiscal 2006, reflecting an increase in Asia and an estimated $6.3 million favorable impact of currency translation. Fiscal 2007 orders included five large custom orders which aggregated approximately $40 million. Backlog increased 5 percent during the year, from $184 million to $194 million. Fiscal 2007 revenue was $343.6 million, an increase of 3 percent compared to $332.6 million for fiscal 2006, driven by an increase in standard product and service business and an estimated $8.7 million favorable impact of currency translation.

Fiscal 2007 gross profit was $135.5 million, or 39.4 percent, compared to $138.2 million, or 41.6 percent, for fiscal 2006, due to unfavorable product mix and additional custom project costs, partially offset by increased volume, and an estimated $1.9 million favorable impact of currency translation.

Income from operations for fiscal 2007 was $40.7 million, a decrease of 9 percent compared to $44.7 million for fiscal 2006. This decrease was primarily due to lower gross profit and planned increases in selling, marketing, and R&D for strategic initiatives, partially offset by an estimated $0.3 million favorable impact of currency translation.

Sensors Segment:

Sensors segment orders were $22.2 million for fourth quarter fiscal 2007, an increase of 26 percent compared to orders of $17.6 million for fourth quarter fiscal 2006, due to continued growth in all geographies, and an estimated $0.8 million favorable impact of currency translation. Backlog increased 20 percent in the quarter, from $10 million to $12 million. Fourth quarter revenue was $20.9 million, an increase of 25 percent compared to revenue of $16.7 million for fourth quarter fiscal 2006, driven by increased worldwide volume and an estimated $0.9 million favorable impact of currency translation.

Fourth quarter gross profit was $11.9 million, or 56.9 percent, compared to $9.0 million, or 53.9 percent, for fourth quarter fiscal 2006, reflecting increased volume and improved operational efficiency.

Income from operations for fourth quarter fiscal 2007 was $4.1 million, an increase of 24 percent compared to income from operations of $3.3 million for fourth quarter fiscal 2006, primarily due to increased gross profit, and an estimated $0.2 million favorable impact of currency translation, partially offset by planned increases in operating expenses to support strategic initiatives.

MTS News Release

Sensor segment orders for fiscal 2007 were $80.8 million, an increase of 22 percent compared to orders of $66.2 million for fiscal 2006, reflecting increased worldwide growth and an estimated $2.8 million favorable impact of currency translation. Backlog increased 50 percent during the year, from $8 million to $12 million. Fiscal 2007 revenue was $76.9 million, an increase of 20 percent compared to $64.2 million for fiscal 2006, driven by increased worldwide volume and an estimated $2.9 million favorable impact of currency translation.

Fiscal 2007 gross profit was $42.7 million, or 55.5 percent, compared to $34.5 million, or 53.7 percent, for fiscal 2006, primarily due to increased volume and improved operational efficiency, and an estimated $1.5 favorable impact of currency translation.

Income from operations for fiscal 2007 was $14.8 million, an increase of 33 percent compared to income from operations of $11.1 million for fiscal 2006, primarily due to increased gross profit and an estimated $0.7 million favorable impact of currency translation, partially offset by planned increases in operating expenses to support strategic initiatives.

Fiscal Year 2007 Earnings Release and Conference Call

A conference call will be held on Friday, November 16, at 10:00 a.m. EDT (9:00 a.m. CDT). Call +1-719-325-4830; and state the Conference ID “7429571.” Telephone re-play will be available through 11:59 p.m. EDT, November 23, 2007. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through 11:59 p.m. EDT, January 21, 2008.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,618 employees and revenue of $421 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A list of important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenue:
Product	$94,639	$92,008	$360,569	$343,867
Service	16,424	14,179	59,935	52,918
Total revenue	111,063	106,187	420,504	396,785
Cost of sales:
Product	55,377	53,531	211,902	197,674
Service	8,238	7,308	30,386	26,446
Total cost of sales	63,615	60,839	242,288	224,120
Gross profit	47,448	45,348	178,216	172,665

Operating expenses:
Selling	18,170	17,038	70,245	65,117
General and administrative	9,346	8,875	33,364	34,175
Research and development	5,424	4,785	19,874	18,413
Total operating expenses	32,940	30,698	123,483	117,705

(Loss) gain on sale of assets	(5)	—	742	872

Income from operations	14,503	14,650	55,475	55,832

Interest expense	(225)	(421)	(1,309)	(1,716)
Interest income	1,142	1,397	3,899	3,595
Other income, net	358	4	101	1,048

Income before income taxes and discontinued operations	15,778	15,630	58,166	58,759
Provision for income taxes	4,235	4,512	16,170	19,897
Income before discontinued operations	11,543	11,118	41,996	38,862

Income from discontinued operations, net of tax	—	461	—	461
Net income	$11,543	$11,579	$41,996	$39,323

Earnings per share:
Basic-
Income before discontinued operations	$0.65	$0.62	$2.34	$2.08
Income from discontinued operations, net of tax	—	0.02	—	0.02
Earnings per share	$0.65	$0.64	$2.34	$2.10
Weighted average number of common shares outstanding - basic	17,782	18,214	17,980	18,749

Diluted-
Income before discontinued operations	$0.64	$0.60	$2.29	$2.02
Income from discontinued operations, net of tax	—	0.02	—	0.02
Earnings per share	$0.64	$0.62	$2.29	$2.04
Weighted average number of common shares outstanding - diluted	18,093	18,584	18,330	19,229

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	September 29, 2007	September 30, 2006
ASSETS

Current Assets:
Cash and cash equivalents	$104,345	$97,962
Short-term investments	17,050	23,575
Accounts receivable, net of allowances for doubtful accounts	75,828	72,997
Unbilled accounts receivable	41,026	27,132
Inventories	43,483	40,480
Prepaid expenses	3,008	3,180
Current deferred tax assets	6,924	5,134
Other current assets	862	1,065
Assets of discontinued operations	—	803
Total current assets	292,526	272,328

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	45,525	42,072
Machinery and equipment	90,586	78,651
Accumulated depreciation	(86,879)	(78,777)
Total property and equipment, net	50,900	43,614

Goodwill	4,571	4,466
Other assets	3,664	2,102
Non-current deferred tax assets	1,320	1,613
Total Assets	$352,981	$324,123

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Notes payable	$265	$222
Current maturities of long-term debt	6,683	6,683
Accounts payable	22,813	17,090
Accrued payroll and related costs	29,635	29,273
Advance payments from customers	51,927	51,356
Accrued warranty costs	6,265	5,894
Accrued income taxes	8,184	512
Current deferred income taxes	3,564	4,643
Other accrued liabilities	15,446	15,125
Total current liabilities	144,782	130,798

Deferred income taxes	846	2,487
Long-term debt, less current maturities	2,308	8,990
Other long-term liabilities	15,344	12,527
Total Liabilities	163,280	154,802

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized: 17,704 and 18,216 shares issued and outstanding	4,426	4,554
Retained earnings	164,862	152,657
Accumulated other comprehensive income	20,413	12,110
Total shareholders’ investment	189,701	169,321
Total Liabilities and Shareholders’ Investment	$352,981	$324,123

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended		Year Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Cash flows from operating activities:
Net income	$11,543	$11,579	$41,996	$39,323
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(461)	—	(461)
Depreciation and amortization	2,138	2,096	8,149	7,863
Loss (gain) on sale of assets	5	—	(742)	(872)
Deferred income taxes	(4,290)	3,660	(4,590)	2,252
Bad debt provision	82	88	320	352
Stock-based compensation	1,190	1,209	5,065	4,415
Excess tax benefits from stock-based compensation	(188)	(178)	(2,123)	(1,249)

Changes in operating assets and liabilities:
Accounts and unbilled contracts receivable	4,293	(394)	(12,219)	(11,708)
Inventories	639	3,171	(1,582)	(1,643)
Prepaid expenses	1,185	1,723	884	(1,287)
Other assets	(804)	381	(3,883)	1,033
Accounts payable	5,891	(33)	5,172	796
Accrued payroll and related costs	1,470	3,691	(629)	(1,884)
Advance payments from customers	(763)	(7,107)	(924)	1,316
Accrued warranty costs	(488)	845	152	467
Other current liabilities	5,352	(8,193)	9,083	(962)
Operating activities of discontinued operations	182	890	786	478
Net cash provided by operating activities	27,437	12,967	44,915	38,229

Cash flows from investing activities:
Additions to property and equipment	(2,948)	(1,460)	(12,735)	(7,505)
Proceeds from maturity of short-term investments	19,675	24,525	71,260	130,857
Purchases of short-term investments	(30,975)	(24,200)	(64,735)	(77,782)
Net proceeds from sale of assets	—	1,960	1,000	1,882
Net cash (used in) provided by investing activities	(14,248)	825	(5,210)	47,452

Cash flows from financing activities:
Net (repayments) receipts under short-term borrowings	(24)	(56)	36	161
Payments of notes payable to banks	—	—	—	(1,477)
Payments of long-term debt	(5,529)	(5,530)	(6,683)	(6,708)
Excess tax benefits from stock-based compensation	188	178	2,123	1,249
Cash dividends	(1,957)	(1,809)	(7,988)	(7,576)
Proceeds from exercise of stock options and employee stock purchase plan	3,473	833	9,256	5,249
Payments to purchase and retire common stock	(7,843)	(14)	(38,236)	(64,541)
Net cash used in financing activities	(11,692)	(6,398)	(41,492)	(73,643)

Effect of exchange rate on changes in cash	4,699	(877)	8,170	2,781

Net increase in cash and cash equivalents	6,196	6,517	6,383	14,819
Check	—	—		—
Cash and cash equivalents, at beginning of period	98,149	91,445	97,962	83,143
Cash and cash equivalents, at end of period	$104,345	$97,962	$104,345	$97,962